Exhibit 99.1

ANIXTER INTERNATIONAL INC.
APPOINTS JAMIE HENIKOFF MOFFITT TO THE BOARD OF DIRECTORS
Anixter International Inc. (NYSE: AXE) today announced the appointment of Jamie Henikoff Moffitt to its board of directors.
“We look forward to the in-depth knowledge and new perspectives that Jamie will bring to Anixter as we move forward and grow our business,” said Sam Zell, Chairman of Anixter’s board of directors. “Ms. Moffitt’s outstanding record of finance and strategic leadership makes her an outstanding addition to our board.” Ms. Moffitt will join the Audit, Compensation, and Nominating and Governance Committees.
Ms. Moffitt is the Vice President for Finance and Administration and Chief Financial Officer of the University of Oregon. She has held various senior finance positions at the University of Oregon since 2003. Ms. Moffitt graduated from Harvard University with an A.B. in Economics in 1991, and a M.A.L.D. in International Relations from The Fletcher School of Law and Diplomacy and a J.D. from Harvard Law School, both in 1996.
About Anixter

Anixter International is a leading global distributor of Network & Security Solutions, Electrical & Electronic Solutions and Utility Power Solutions. We help build, connect, protect, and power valuable assets and critical infrastructures. From enterprise networks to industrial MRO supply to video surveillance applications to electric power distribution, we offer full-line solutions, and intelligence, that create reliable, resilient systems that sustain businesses and communities. Through our unmatched global distribution network along with our supply chain and technical expertise, we help lower the cost, risk and complexity of our customers’ supply chains.

Anixter adds value to the distribution process by providing over 135,000 customers access to 1) innovative supply chain solutions, 2) over 600,000 products and over $1.0 billion in inventory, 3) 310 warehouses/branch locations with approximately 9.0 million square feet of space and 4) locations in over 300 cities in approximately 50 countries.  Founded in 1957 and headquartered near Chicago, Anixter trades on the New York Stock Exchange under the symbol AXE.

INVESTOR CONTACTS

Kevin Burns	Lisa M. Gregory, CFA
SVP - Global Finance	VP - Investor Relations
(224) 521-8258	(224) 521-8895

Additional information about Anixter is available at www.anixter.com